Hydrogen Engine Center, Inc. Acquires Additional Manufacturing Facility Internal combustion engines built to run on alternative fuels


Algona, Iowa (December 21, 2005) - Hydrogen Engine Center, Inc. (OTCBB; HYEG.OB) announced today that is has acquired an existing 30,000 square foot building in Algona, Iowa as part of the expansion of its manufacturing facilities. The new facilities, located adjacent to the company's world headquarters, will support Hydrogen Engine Center's production of its Oxx PowerTM engine - a 4.9L hydrogen-ready, internal combustion engine that runs, with minor adjustments on gasoline, hydrogen, propane, biodiesel, or ethanol interchangeably.

The company plans to occupy the newly completed manufacturing facility in early January and the newly acquired building by early spring.

"We believe Hydrogen Engine Center is uniquely positioned to take advantage of the declining world oil supply and provide a commercially available alternative fuel engine today," said Ted Hollinger, President and Chief Technology Officer. "Completion of Hydrogen Engine Center's new manufacturing facilities helps us meet the industrial market's existing demand for this engine technology."

Oxx PowerTM has the same form factor as the gasoline engine that is currently powering over 100,000 ground support tugs in airports throughout the United States and Europe, along with other industrial applications including power generation. The company believes that Oxx PowerTM is the world's only engine for both replacement and new OEM applications that can run on a variety of alternative fuels. HEC is delivering on the promise of alternative fueled engines today.

Hydrogen Engine Center, Inc. designs, develops and manufactures internal combustion engines for the industrial and power generation markets. The engines are capable of being fueled with either gasoline, hydrogen or various other alternative fuels. The Company was incorporated on June 3, 2003 by Mr. Ted Hollinger. Mr. Hollinger was formerly Director of Power Conversion for the Ecostar Division of Ford Motor Company and formerly Power Conversion Group Vice President of Ballard Power Systems, responsible for development of hydrogen engine gensets. HECI is currently located at 602 East Fair Street, Algona, IA 50511. Visit www.hydrogenenginecenter.com for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


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